Exhibit 99.1

NASDAQ Grants View, Inc. Stay of Delisting through End of May 2022, Consistent with View’s Expected Timeline to Become Current with Filings

April 13, 2022

MILPITAS, Calif., April 13, 2022 (GLOBE NEWSWIRE) — View, Inc. (NASDAQ: VIEW) (“View” or the “Company”), the leader in smart building technologies, today announced that Nasdaq has granted View a stay of delisting through the end of May 2022, consistent with View’s expected timeline to become current with filings.

View reiterates its expectation to complete its financial restatement and release full year 2021 and Q1 2022 results in May. This includes the Company’s restated 2019, 2020 and Q1 2021 financial statements, as well as its Q2 2021, Q3 2021, full year 2021 and Q1 2022 financial statements.

Completion of filings would allow View to regain compliance with applicable Nasdaq listing requirements. The company will announce an earnings date and dial-in details closer to the date of expected filing.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as amended on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed and designed into more than 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358